                                                                    Exhibit 12.1

               Computation of Ratio of Earnings to Fixed Charges

                                          Six Months
                                        Ended June 30,               Years Ended December 31,
                                       ----------------  ----------------------------------------------
                                         1998     1997     1997     1996      1995      1994      1993
                                       -------  -------  -------  -------   -------   -------   -------
                                                            (Dollars in thousands)
Inclusive of interest on deposits:
---------------------------------
Pre-tax income (loss) from
   operations........................  $   847  $   229  $ 1,058  $(2,283)  $ 1,002   $(2,000)  $(3,146)

Add:  Interest on deposits...........   23,604   15,954   37,375   22,760    14,090     5,498     1,973
      Interest on short-term
         borrowings and notes
         payable.....................      829      464      964    1,395     1,682     4,373     1,911
                                       -------  -------  -------  -------   -------   -------   -------
         Total fixed charges.........   24,433   16,418   38,339   24,155    15,772     9,871     3,884
                                       -------  -------  -------  -------   -------   -------   -------
Pre-tax earnings (loss) before
   fixed charges.....................  $25,280  $16,647  $39,397  $21,872   $16,774   $ 7,871   $   738
                                       =======  =======  =======  =======   =======   =======   =======

Ratio of earnings to fixed charges,
   inclusive of interest on
   deposits..........................     1.03x    1.01x    1.03x   (a)        1.06x    (a)       (a)
                                       =======  =======  =======  =======   =======   =======   =======

Exclusive of interest on deposits:
----------------------------------
Pre-tax income (loss) from
   operations........................  $   847  $   229  $ 1,058  $(2,283)  $ 1,002   $(2,000)  $(3,146)
Add:  Total fixed charges -
   interest on short-term
   borrowings and notes payable......      829      464      964    1,395     1,682     4,373     1,911
Pre-tax earnings (loss) before.......  -------  -------  -------  -------   -------   -------   -------
   fixed charges.....................  $ 1,676  $   693  $ 2,022  $  (888)  $ 2,684   $ 2,373   $(1,235)
                                       =======  =======  =======  =======   =======   =======   =======

Ratio of earnings to fixed charges,
   exclusive of interest on
   deposits..........................     2.02x    1.49x    2.10x   (a)        1.60x    (a)       (a)
                                       =======  =======  =======  =======   =======   =======   =======


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(a)  Earnings were inadequate to cover fixed charges in the years ended December
     31, 1996, 1994 and 1993 by $2.3 million, $2.0 million and $3.1 million, respectively.